EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	THOMAS H. POHLMAN,
PRESIDENT
(515) 232-6251

November 9, 2011

AMES NATIONAL CORPORATION
APPROVES A STOCK REPURCHASE PROGRAM
AND DECLARES A CASH DIVIDEND

AMES, IOWA - Ames National Corporation (the “Company”) announced today that a stock repurchase program was approved at its regular meeting of the Board of Directors held November 9, 2011.  The Company has a strong capital position and this will provide an opportunity to repurchase Company stock on the open market when it is deemed to be favorably priced for repurchase.  The program authorizes the repurchase of up to 100,000 shares during the next twelve months, ending November 9, 2012, or approximately 1% of 9,354,693 shares of common stock outstanding as of November 8, 2011.  The Company purchased 78,222 shares in 2011 under the prior approved stock repurchase plan, the remaining unpurchased shares are included as a part of the newly approved stock repurchase plan.  The repurchases will be made in open market transactions at the discretion of management using Company cash.  The timing and actual number of shares purchased will depend on a variety of factors such as price, the Company’s liquidity position and other market conditions.  The program will be conducted under the provisions of SEC Rule 10b-18 which provides a “safe harbor” from liability for manipulation of the stock price by reason of the manner, timing, price and volume of purchases in the open market.  The program may be limited or discontinued at any time without notice.

The Company will pay a cash dividend of $0.13 per share, payable on February 15, 2012 to shareholders of record as of February 1, 2012.

Ames National Corporation is listed on the NASDAQ Capital Market under the ticker symbol, ATLO.  The Company’s affiliate banks include:  First National Bank, Ames, Iowa; Boone Bank & Trust Co., Boone, Iowa; State Bank & Trust Co., Nevada, Iowa; Randall-Story State Bank, Story City, Iowa; and United Bank & Trust NA, Marshalltown, Iowa.  Additional information about the Company can be found at www.amesnational.com.